Exhibit 99.1

n e w s   r e l e a s e
QLT ANNOUNCES CO-DEVELOPMENT AND LICENSING AGREEMENT WITH
RETINAGENIX FOR EARLY STAGE OCULAR SYNTHETIC RETINOID PROGRAM

For Immediate Release	April 5, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it has entered into an exclusive worldwide co-development and licensing agreement with Retinagenix, LLC, to develop active synthetic retinoid products for the treatment of degenerative retinal diseases.
Under the terms of the agreement, QLT will be responsible to develop and commercialize the products for use in ocular and all other human diseases. Retinagenix will participate in research in support of the co-development collaboration and be eligible to receive an upfront payment of US$1.5 million, and payments upon achievement of certain development, approval and sales milestones as well as a single digit royalty on net sales.
“We are very excited to make this announcement today,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This collaboration is the first step forward in our strategy to access, develop and commercialize promising new technologies in the eye, which is QLT’s core area of therapeutic expertise. We plan to progress the first drug candidate from the Retinagenix collaboration into the clinic within the next 18 months.”
“Degenerative diseases of the retina affect many people worldwide and lead to varying degrees of irreversible blindness,” said Marco Northland, Chairman of Retinagenix. “We believe that administration of a synthetic retinoid could reverse the defects in the retinoid cycle in patients. We believe QLT’s expertise in retinal diseases and drug development, provide a strong foundation for a successful collaboration.”
About Synthetic Retinoid Drugs
Synthetic retinoid drugs use biochemical strategies for restoring visual function in retinal degeneration as well as aging retina. Genetic diseases in the eye such as Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa arise from gene inactivation and subsequent disruption of a metabolic pathway. These same pathways are adversely affected in the natural aging process and may play a role in aging visual deficits including age-related macular degeneration. Retinagenix’s pre-clinical studies have demonstrated that orally administered synthetic retinoid drugs, cause long-lasting restoration of retinal function.

About QLT Inc.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.
About Retinagenix, LLC
Retinagenix is a privately held early stage Seattle, WA based company, developing and commercializing synthetic retinoids for treatment of retinal diseases. Retinagenix, a spin-off of the University of Washington, was co-founded in 2004 by David A. Saperstein, MD and Krzysztof Palczewski, PhD, two internationally recognized leaders in the treatment of retinal diseases and biochemistry of vision, respectively, and Marco A. Northland a seasoned entrepreneur.

QLT Inc.:
Vancouver, Canada
Therese Hayes or Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking” statements and information of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and applicable Canadian Securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements and information are only predictions and actual events or results may differ materially. Such statements and information include statements with respect to our expectations as to the outcome of our research and development program for the Retinagenix products, projections as to the timing of any clinical trials and the outcome of any clinical trials, our expectations that the administration of synthetic retinoid family of drugs could reverse the defects in the retinoid cycle in patients and our expectations to access, develop and commercialize future new technologies in the eye. Factors that could cause such actual events or results expressed or implied by such forward-looking statements and information to differ materially from any future results expressed or implied by such statements and information include, but are not limited to: the outcome of any scientific research is unpredictable and we may be unsuccessful in our efforts to develop the Retinagenix products and may delayed in commencing clinical trials, and other factors as described in detail in QLT Inc.’s Annual Information Form on Form 10-K and recent and forthcoming quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian Securities Regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.